Nerdy Regains Compliance with NYSE Continued Listing Standard

December 3, 2024 -- ST. LOUIS -- Nerdy Inc. (NYSE: NRDY) today announced that it has regained compliance with the New York Stock Exchange ("NYSE") continued listing criteria for minimum share price under Section 802.01C of the NYSE Listed Company Manual.

On December 2, 2024, the NYSE provided Nerdy with a notification letter of compliance based on Nerdy’s closing share price on November 29, 2024, as well as a calculation of Nerdy’s average closing share price for the 30 trading days ended November 29, 2024, which reflected an average closing share price above the NYSE’s $1.00 minimum requirement. Accordingly, the Company has regained compliance with the minimum share price requirement of Section 802.01C.

Nerdy’s Class A Common Stock will continue to be listed and trade on the NYSE, subject to the Company’s compliance with other NYSE continued listing standards.

Forward-Looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our plans and intentions with respect to the NYSE continued listing requirements; as well as statements that include the words “expect,” “plan,” “believe,” “project,” and “may,” and similar statements of a future or forward-looking nature. The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2024, as well as other filings that we may make from time to time with the SEC.

Investor Relations investors@nerdy.com

Source: Nerdy Inc.